Exhibit 10.25

Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City

California 94063

U.S.A.

January 14, 2009

Bruce Posey

Re: Offer of Employment

Dear Bruce:

We are extremely pleased to offer you this opportunity to join Openwave Systems Inc. (“Openwave”) in the position of Senior Vice President, General Counsel and Secretary. You will report to Ken Denman, CEO and you will be based in Openwave’s Redwood City location. The following terms and conditions shall apply to your anticipated employment with Openwave. This offer is subject to a successful background check.

1. Commencement of Employment with Company.

Your employment will commence on January 30, 2009.

2. Base Compensation.

Your annual base salary will be USD $275,000. You will be paid semi-monthly on the 15th and the last working day of each month.

3. Incentive Compensation

You will be eligible for the following incentive compensation:

You will be eligible for a quarterly incentive cash award from the Company under the Company’s Corporate Incentive Plan (“CIP”), based upon a target for each quarterly period which shall be 50% of your base salary actually earned for the three month performance period (i.e., $34,375.00 based upon your initial base salary). Under the terms of the CIP, your actual annual incentive cash award may be below, at, or above target (up to a maximum of 150% of your target, as pro-rated if applicable) and shall be determined based upon the Company’s achievement level against selected financial and performance objectives. The terms of the CIP, including the financial and performance objectives for the Company, shall be established for each performance period by the Compensation Committee in consultation with the Board of Directors of the Company.

4. Equity Awards.

Subject to the approval of the Compensation Committee of the Board of Directors of Openwave at its first meeting following your employment commencement date, you will be granted an option to purchase 300,000 shares of Common Stock (the “Option”). The Option shall have an exercise price equal to the fair market value of the Company common stock on the date of grant (which shall be determined in the discretion of the Compensation Committee in accordance with the terms of Openwave’s 2006 Stock Incentive Plan). The vesting commencement date will be your employment commencement date. The option will vest monthly over a period of 4 years contingent upon continued employment on the applicable vesting date. Any Option granted shall be subject to the terms of the Company’s policies and standard form of agreements.

5. Insurance Plans.

You are also eligible to participate in our comprehensive employee benefit programs. You understand and agree that, subject to applicable law, the Company reserves the right to unilaterally revise the terms of the employee benefit programs.

6. At Will Employment.

You should be aware that your employment with Company is for no specified period and constitutes “at will” employment. As a result, you, and/or the Company, each have the right to terminate the employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between you and the Company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written amendment to this Agreement signed by you and an authorized officer of the Company.

7. US Work Authorization

Your employment will commence on January 30, 2009, or on the first available date following your providing to Company proof of your eligibility to work in the United States.

8. Severance.

If your employment is terminated by the Company other than for Cause as defined in Addendum E, you shall be eligible to receive the severance and benefits described in the Company’s Executive Severance Benefit Policy and as consistent with applicable law. This paragraph and your participation in the Company’s Executive Severance Benefit Policy do not change or alter the at will nature of your employment relationship with the Company.

9. Components of Agreement.

Incorporated into this Agreement by reference are the following addendums (“Addendums”) and their attachments, each of which is a component of the Agreement.

Addendum A- Employment Requirements

Addendum B- Confidential Information and Inventions Assignment Agreement

Addendum C- Insider Trading Policy

Addendum D- Company Code of Conduct

Addendum E- Definitions of Involuntary Termination and Cause

Addendum F- Change of Control Severance Agreement

10. Section 409A.

You and the Company intend that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”), and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company does not, however, guarantee any particular tax effect for income provided to you pursuant to this Agreement, and except for its obligation to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Agreement. In the event that any compensation to be paid or provided to you pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

11. Entire Agreement/Modification.

This Agreement, the Addendums, and any stock option agreements between you and the Company, constitute the entire agreement between you and the Company concerning our employment relationship, and they supersede all prior negotiations, representations, and agreements regarding that subject. This Agreement cannot be modified or amended except by a subsequent written amendment signed by you and an authorized officer of the Company.

Your acceptance of this Agreement represents a unique opportunity for both you and Company to grow and to succeed. We thank you for the commitment you have made to our common vision and look forward to working with you.

Sincerely,

/s/ Ken Denman
Ken Denman
Chief Executive Officer

I accept the offer of employment and terms stated in this Offer Letter and the accompanying Addendums and attachments.

Accepted:	/s/ Bruce K. Posey	Date:	1/23/09
Bruce Posey

Addendum A – Employment Requirements

1. By signing below you agree to the terms set forth in this Addendum A – Employment Requirements and the Appendix 1 attached to the Addendum A, the Confidential Information and Inventions Assignment Agreement.

2. EQUIPMENT: Openwave will provide you with necessary equipment to successfully complete your job responsibilities. This equipment will be held as property of the company and must be returned upon your termination of employment with Openwave.

3. WORKING ENVIRONMENT: Openwave is committed to providing a drug/alcohol and smoke free working environment for its employees. Additionally, in accordance with the Americans with Disabilities Act (ADA) we will provide disabled employees with any reasonable accommodations necessary. If you require any accommodations please contact the Director, Human Resources as soon as possible.

4. EXCLUSIVITY OF SERVICE: You are required to devote your full time, attention, and abilities to your job duties during working hours, and to act in the best interests of the Company at all times. You must not, without the written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organization where this is, or is likely to be, in conflict with the interests of the Company or where this may adversely affect the efficient discharge of your duties. However this does not preclude your holding up to 5% of any class of securities in any company that is quoted on a recognized Stock Exchange.

5. RECEIPTS OF PAYMENTS AND BENEFITS FROM THIRD PARTIES: Subject to any written regulations issued by the Company which may be applicable, neither you nor any member of your family, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect to any business transacted (whether or not by you) by or on behalf of the Company. If you, any member of your family or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit, you will forthwith account to the Company for the amount received or the value of the benefit so obtained.

6. WARRANTY AND UNDERTAKING: You represent and warrant that you are not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties of your employment, or any of them, for the benefit of Company in accordance with the terms and conditions of the offer of employment.

7. PERFORMANCE OF DUTIES. You will perform all acts, duties and obligations and comply with such orders as may be designated by the Company and which are reasonably consistent with your job title. The Company may require you to undertake the duties of another position, either in addition to or instead of the above duties, it being understood that you will not be required to perform duties, which are not reasonably within your capabilities. The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any subsidiary of Company where such duties or services are of a similar status to or consistent with your position with the Company

8. AT WILL EMPLOYMENT. Employment with Openwave is for no specific period of time. As a result, either you or Openwave may terminate your employment at any time for any reason, with or without cause. This is the full and complete agreement between you and the company regarding this term. Although your job duties, title, compensation and/or benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

9. LEGAL RIGHT TO WORK. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Original documentation must be provided to us on or before your start date, or our employment relationship with you may be terminated. A list of such documents can be found on the back of the Employment Eligibility Form (1-9) form included with this offer.

10. CONFIDENTIAL INFORMATION. Openwave’s proprietary rights and confidential information are the company’s most important assets. We will therefore ask that you sign, as a condition to your employment, the Company’s Confidential Information and Inventions Assignment Agreement. We impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations to your former employers.

11. HOURS OF WORK. There are no normal working hours for this employment, you are required to work at such times and for such periods as are necessary for the efficient discharge of your duties, and shall devote all of your time and attention during such working hours to the discharge of your duties

12. PREVIOUS AGREEMENTS. This letter cancels and is in substitution for all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent. This letter with the identified Attachments is the entire agreement between you and the Company regarding the terms upon which you are employed by Company.

13. PROVISIONS. The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter.

Acknowledged:	/s/ Bruce K. Posey	Date:	1/23/09
Bruce Posey

Addendum B

OPENWAVE SYSTEMS INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT (“CIIA Agreement”)

As a condition of my becoming employed (or my employment being continued) by Openwave Systems Inc. a Delaware corporation or any of its other current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of Company or the duration of my employment relationship with the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions, If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by the Company and which relate to the proposed businesses, products, or research and development of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary unless regulated otherwise by the mandatory law of the state of California, USA.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under certain provisions of California Labor Code which states:

Section 2870: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

4. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

5. Notification to Other Parties. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer, and/or entity with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

6. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information to solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

7. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

8. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, United States of America, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability, Successors and Assigns and Survival. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(d) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

Openwave Systems Inc.
Employee

By:	/s/ Meg Makalou	By:	/s/ Bruce K. Posey

Print Name:	Meg Makalou	Name:	Bruce Posey

Date: 5/6/09		Date: 1/23/09

Address:		Address:
2100 Seaport Boulevard		603 Seasons Lane
Redwood City CA, 94063		Redwood City, CA 94065

EXHIBIT A to CIIA Agreement

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 4

Title	Date	Identifying Number or Brief Description

X No Inventions or Improvements

     Additional Sheets Attached

Signature of Employee:	/s/ Bruce K. Posey
Bruce Posey
Date: 1/23/09

EXHIBIT B to CIIA Agreement

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Openwave, its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months from the date of this Certificate, I shall not use any Confidential Information to solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

Date: 1/23/09
(NO SIGNATURE REQUIRED)
(Employee’s Signature)

/s/ Bruce K. Posey
Bruce Posey

Addendum C

INSIDER TRADING COMPLIANCE PROGRAM

OPENWAVE SYSTEMS INC.

In order to take an active role in the prevention of insider trading violations by its officers, directors (as used herein, meaning “Members of the Board of Directors”), employees, employees of its subsidiaries, and other related individuals, Openwave Systems Inc. (including its subsidiaries, “Openwave”) has adopted the policies and procedures described in this Memorandum.

I.	Adoption of Insider Trading Policy.

Openwave has adopted the Insider Trading Policy attached to this Memorandum as Attachment A (the “Policy”), which prohibits trading based on material, non-public information regarding Openwave (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants or contractors to, Openwave or its subsidiaries, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy is to be delivered to all new employees and consultants upon the commencement of their relationships with Openwave, and is to be circulated to all personnel at least annually. As a condition of employment with Openwave, all employees must sign an acknowledgment of receipt of the policy attached hereto as Attachment B.

II.	Designation of Certain Persons.

A. Section 16 Individuals. Openwave has determined that those persons listed on Attachment C attached to this Memorandum are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Attachment C will be amended from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors. Openwave’s Chief Financial Officer, General Counsel and Associate General Counsel designated to administer the Insider Trading Compliance Program are each individually empowered to amend Attachment C to so reflect such changes.

B. Other Persons. Openwave has determined that all employees of Openwave who are vice president level or above, together with the Section 16 Individuals, should be subject to the pre-clearance requirement described in Section IV.A. below, in that Openwave believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to Inside Information. Individuals subject to pre-clearance requirements may be amended from time to time and Openwave’s Chief Financial Officer, General Counsel and designated Associate General Counsel are each individually empowered to amend this list to reflect appropriate changes based upon the hiring of new employees, the termination of employment of listed employees, and changes in the functions of existing employees. Under special circumstances, other persons may come to have access to Inside Information for a period of time. During such period, such persons should also be subject to the pre-clearance procedure described in Section IV.A. below.

III.	Appointment of Compliance Officer.

Openwave has appointed its Chief Financial Officer (or such officer’s designee) as Openwave’s Insider Trading Compliance Officer (the “Compliance Officer”).

IV.	Duties of Compliance Officer.

The duties of the Compliance Officer shall include, but not be limited to, the following:

A. Pre-clearing all transactions involving Openwave’s securities by those individuals listed on Attachment C and all employees vice president level and above, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

B. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

C. Serving as the designated recipient at Openwave of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.

D. Mailing monthly reminders to all Section 16 Individuals regarding their obligations to report.

E. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from Openwave’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

F. Circulating the Policy (and/or a summary of the Policy) to all employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information, and obtaining a signed acknowledgment of receipt of the policy (Attachment B) on an annual basis from all recipients.

G. Assisting Openwave’s Board of Directors in implementation of the Policy and Sections I and II of this Memorandum.

INSIDER TRADING COMPLIANCE PROGRAM

OPENWAVE SYSTEMS INC.

In order to take an active role in the prevention of insider trading violations by its officers, directors (as used herein, meaning “Members of the Board of Directors”), employees, employees of its subsidiaries, and other related individuals, Openwave Systems Inc. (including its subsidiaries, “Openwave”) has adopted the policies and procedures described in this Memorandum.

I.	Adoption of Insider Trading Policy.

Openwave has adopted the Insider Trading Policy attached to this Memorandum as Attachment A (the “Policy”), which prohibits trading based on material, non-public information regarding Openwave (“Inside Information”). The Policy covers officers, directors and all other employees of, or consultants or contractors to, Openwave or its subsidiaries, as well as family members of such persons, and others, in each case where such persons have or may have access to Inside Information. The Policy is to be delivered to all new employees and consultants upon the commencement of their relationships with Openwave, and is to be circulated to all personnel at least annually. As a condition of employment with Openwave, all employees must sign an acknowledgment of receipt of the policy attached hereto as Attachment B.

II.	Designation of Certain Persons.

A. Section 16 Individuals. Openwave has determined that those persons listed on Attachment C attached to this Memorandum are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”). Attachment C will be amended from time to time as appropriate to reflect the election of new officers or directors, any change in function of current officers and the resignation or departure of current officers or directors. Openwave’s Chief Financial Officer, General Counsel and Associate General Counsel designated to administer the Insider Trading Compliance Program are each individually empowered to amend Attachment C to so reflect such changes.

B. Other Persons. Openwave has determined that all employees of Openwave who are vice president level or above, together with the Section 16 Individuals, should be subject to the pre-clearance requirement described in Section IV.A. below, in that Openwave believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to Inside Information. Individuals subject to pre-clearance requirements may be amended from time to time and Openwave’s Chief Financial Officer, General Counsel and designated Associate General Counsel are each individually empowered to amend this list to reflect appropriate changes based upon the hiring of new employees, the termination of employment of listed employees, and changes in the functions of existing employees. Under special circumstances, other persons may come to have access to Inside Information for a period of time. During such period, such persons should also be subject to the pre-clearance procedure described in Section IV.A. below.

III.	Appointment of Compliance Officer.

Openwave has appointed its Chief Financial Officer (or such officer’s designee) as Openwave’s Insider Trading Compliance Officer (the “Compliance Officer”).

IV.	Duties of Compliance Officer.

The duties of the Compliance Officer shall include, but not be limited to, the following:

A. Pre-clearing all transactions involving Openwave’s securities by those individuals listed on Attachment C and all employees vice president level and above, in order to determine compliance with the Policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended.

B. Assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for all Section 16 Individuals.

C. Serving as the designated recipient at Openwave of copies of reports filed with the SEC by Section 16 Individuals under Section 16 of the Exchange Act.

D. Mailing monthly reminders to all Section 16 Individuals regarding their obligations to report.

E. Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from Openwave’s stock administrator and transfer agent, to determine trading activity by officers, directors and others who have, or may have, access to Inside Information.

F. Circulating the Policy (and/or a summary of the Policy) to all employees, including Section 16 Individuals, on an annual basis, and providing the Policy and other appropriate materials to new officers, directors and others who have, or may have, access to Inside Information, and obtaining a signed acknowledgment of receipt of the policy (Attachment B) on an annual basis from all recipients.

G. Assisting Openwave's Board of Directors in implementation of the Policy and Sections I and II of this Memorandum

ATTACHMENT A

OPENWAVE SYSTEMS INC.

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Openwave’s Securities

This Policy provides guidelines to employees, consultants, contractors, officers and directors of Openwave Systems Inc. and its subsidiaries (including its subsidiaries, “Openwave”) with respect to transactions in Openwave’s securities.

Applicability of Policy

This Policy applies to all transactions in Openwave’s securities, including common stock, options for common stock and any other securities Openwave may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to Openwave’s stock, whether or not issued by Openwave, such as exchange-traded options. It applies to all officers of Openwave, all members of its Board of Directors, and all employees of, and consultants and contractors to, Openwave, if any, who receive or have access to Material Nonpublic Information (as defined below) regarding Openwave. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding Openwave is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

Statement of Policy

General Policy

It is the policy of Openwave to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information in securities trading.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Openwave’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•	Financial results

•	Projections of future earnings or losses

•	News of a pending or proposed merger

•	News of the disposition of a subsidiary

•	Impending bankruptcy or financial liquidity problems

•	Gain or loss of a substantial customer or supplier

•	Changes in dividend policy

•	New product announcements of a significant nature

•	Significant product defects or modifications

•	Significant pricing changes

•	Stock splits

•	New equity or debt offerings

•	Acquisitions

•	Significant litigation exposure due to actual or threatened litigation

•	Major changes in senior management

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Specific Policies

1. Trading on Material Nonpublic Information. No director, officer or employee of, or consultant or contractor to, Openwave, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of Openwave's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning Openwave, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

2. Tipping. No Insider shall disclose Material Nonpublic Information (commonly referred to as “tipping”) to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Openwave’s securities.

3. Confidentiality of Nonpublic Information. Nonpublic information relating to Openwave is the property of Openwave and the unauthorized disclosure of such information is forbidden.

4. Shorting. Openwave does not believe it is appropriate for the members of its Board of Directors, officers, employees, consultants or contractors, or members of their immediate family, to financially speculate on a decline in Openwave’s stock price or to profit from such a decline. Therefore, no directors, officer or employee of, or consultant or contractor to, Openwave, and no member of the immediate family or household of any such person, may ever make a short sale of Openwave’s stock, or an equivalent transaction, such as, without limitation, selling put options, or buying or selling any options, futures, or derivatives that would increase in value upon a decline in Openwave’s stock price regardless of the purpose of such transaction (example, for hedging, tax planning, etc.).

5. Trading Window. The period beginning on the first day of the last month of each fiscal quarter and ending two Trading Days following the date of public disclosure of the financial results for that quarter is a particularly sensitive period of time for transactions in Openwave’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, Openwave requires that (a) all directors, officers, employees, consultants, and contractors refrain from conducting transactions involving the purchase or sale of Openwave’s securities commencing at the commencement of business five Trading Days preceding the announced date for public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of business on the second Trading Day following the actual date of public disclosure of such financial results (the “company-wide trading blackout period”); and (b)the directors, officers and employees and others described or named on “Attachment D” refrain from conducting transactions involving the purchase or sale of Openwave’s securities other than during the period (the “trading window”) commencing at the close of business on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of business on the last day of the second month of the next fiscal quarter. The safest period for trading in Openwave’s securities, assuming the absence of Material Nonpublic Information, is probably the first ten days of the trading window.

From time to time, Openwave may also recommend that directors, officers, selected employees and others suspend trading because of developments known to Openwave and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of Openwave’s securities during such period and should not disclose to others the fact of such suspension of trading.

It should be noted, however, that even during the trading window, any person possessing Material Nonpublic Information concerning Openwave should not engage in any transactions in Openwave’s securities until such information has been known publicly for at least two Trading Days, whether or not Openwave has recommended a suspension of trading to that person. Trading in Openwave’s securities during the trading window should not be considered a “safe harbor,” and all members of its Board of Directors, officers and other persons should use good judgment at all times.

6. Preclearance of Trades. Openwave has determined that all members of the Board of Directors, executive officers, and vice presidents, of Openwave must refrain from trading in Openwave’s securities, even during the trading window, without first complying with Openwave’s “pre-clearance” process. Each of such officers and members of the Board of Directors is required to contact Openwave’s Compliance Officer or such officer’s designee prior to commencing any trade in Openwave’s securities. Openwave may find it necessary, from time to time, to require compliance with the pre-clearance process from certain employees, consultants and contractors other than and in addition to officers and members of the Board of Directors.

7. Individual Responsibility. Every member of Openwave’s Board of Directors, officer, employee, consultant, and contractor: (a) has the individual responsibility to comply with this Policy against insider trading, regardless of whether Openwave has recommended a trading window to that Insider or any other Insiders of Openwave; and (b) is required to comply with the restrictions of this Insider Trading Policy, and in addition, exercise appropriate judgment in connection with any trade in Openwave’s securities, regardless of whether such trade is specifically prohibited by this policy.

An Insider may, from time to time, have to forego a proposed transaction in Openwave’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Potential Criminal and Civil Liability and/or Disciplinary Action

1. Liability for Insider Trading. Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in Openwave’s securities at a time when they have knowledge of nonpublic information regarding Openwave.

2. Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding Openwave or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Openwave’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.

3. Possible Disciplinary Actions. Employees of Openwave who violate this Policy, or any aspect of it, shall also be subject to disciplinary action by Openwave, which may include ineligibility for future participation in Openwave’s equity incentive plans or termination of employment.

Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described in this Policy also apply to Material Nonpublic Information relating to other companies, including Openwave’s customers, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, Openwave. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Openwave's Business Partners. All employees should treat Material Nonpublic Information about Openwave’s Business Partners with the same care required with respect to information related directly to Openwave.

Certain Exceptions

For purposes of this Policy, Openwave considers that the exercise of stock options under Openwave’s stock option plans (including, if done in accordance with the terms of such plans, exercise for cash or exercise by surrendering shares) or the purchase of shares under Openwave’s employee stock purchase plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is Openwave itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

Additional Information - Directors and Officers

Members of the Board of Directors and executive officers of Openwave must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell any of Openwave’s securities within a six-month period must disgorge all profits to Openwave whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under Openwave’s option plans, nor the exercise of that option, nor the receipt of stock under Openwave’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of Openwave’s stock, or an equivalent transaction, such as selling put options. Openwave has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the designee of Openwave’s Compliance Officer, Elizabeth Rushforth at 650 480 4755.

ATTACHMENT B

ACKNOWLEDGMENT

The undersigned certifies that he or she has read, understands and agrees to comply with the Openwave Systems Inc’s Insider Trading Compliance Program and Policy. The undersigned agrees that he or she will be subject to sanctions imposed by Openwave, in its discretion for violation of Openwave’s policy, and that Openwave may give stop-transfer and other instructions to Openwave’s transfer agent against the transfer of Openwave’s securities by the undersigned in a transaction that Openwave considers to be in contravention of its Policy. The undersigned acknowledges that one of the sanctions to which he or she may be subject as a result of violating Openwave’s policy is termination of employment.

Dated: 1/23/09	Signature:	/s/ Bruce K. Posey

	Printed Name:	BRUCE K. POSEY

ATTACHMENT C

DIRECTORS AND OFFICERS

1.	Directors:

Robin Abrams

Ken Denman

Gerald Held

Patrick Jones

Charles Levine

William Morrow

2.	Officers:

Ken Denman

Karen Willem

ATTACHMENT D

1.	All Section 16 Officers and Directors.

All persons listed oh Attachment C (Section 16 officers and members of the board of directors) are subject to the restrictions applicable to those listed on this Attachment and additional restrictions as well.

2.	Employees with titles of Vice Presidents and Above.

All employees holding employment classifications of General Manager, Vice President, or higher, who are not included in Category #1, above.

3.	Employees with regular access to material non-public information.

All employees who have regular access to material, non-public information, who are not included in Categories #1 or #2, above. For clarity, such employees are listed below, as updated from time to time.

(For the complete list of names, please go to the Stock Administration intranet page.)

Addendum D

EXECUTIVE MESSAGE

Ladies and Gentlemen:

As an industry leader, Openwave Systems Inc. has a responsibility to maintain the highest standards of business behavior in order to ensure the long-term success of the company for our stakeholders, including our customers, employees, partners and shareholders across the many communities we serve around the world.

We are pleased to republish Openwave Systems Inc. Code of Conduct. The Code of Conduct communicates our commitment to the highest standards of corporate governance and integrity, and serves as the foundation for everything we do as a company and as individuals. This commitment requires that each of us conduct ourselves with the utmost integrity in all company matters. At a high level, this means that we should be honest and forthright in our dealings with others, whether interacting with employees, customers, partners, shareholders, or the many communities in which we conduct our business. Integrity and honesty are behaviors that support each of our core values.

Our core values are:

•	Accountability

•	Team Orientation

•	Customer Intimacy

•	Operational Excellence

The updated Openwave Values and Behaviors can be found in the Employee Handbook located on-line at: http://intranet.openwave.com/C7/Policies/default.aspx

Many of the policies reflected in the Code have previously been included in the Openwave Employee Handbook. If you have questions regarding the Code, you should discuss them with your manager, a representative of the human resources or legal departments, or any member of the executive team.

Everyone at Openwave is expected to read the Code of Conduct. All employees, officers and members of our board of directors are required to adhere to our Code of Conduct, and are expected to question and/or report behaviors inconsistent with the Code of Conduct. The executive team and I have all already committed to do so. You are expected to as well.

Our values and Code of Conduct should be a key part of every action you take in your role at Openwave.

Thank you.

Addendum D

CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED BY THE BOARD OF DIRECTORS

ON APRIL 15, 2004

Introduction

This Code of Business Conduct (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Openwave employees, officers and directors. All of our employees, officer and directors are required to conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants and contingent workers.

Integrity is the cornerstone that underlies all aspects of this code and Openwave’s core values. At a high level, you should be honest and forthright in your dealings with our customers, partners, employees, shareholders, and the communities in which we conduct business. The following provisions of the Code all flow from the following principles:

•	Obey all laws and regulations governing our business conduct.

•	Be honest and fair in all Openwave activities and relationships.

•	Avoid conflicts of interest between work and personal affairs.

•	Create an environment of fair employment practices for all employees.

•	Through leadership, maintain a culture that values ethical conduct, honesty and integrity.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your manager how to handle the situation.

Any person that violates the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation that you believe may result in or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

1.	General Compliance Guidelines

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts possible. In order to reach the right solutions, we must be as fully informed as possible.

•

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, follow up on it.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•

Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

•

Seek help from Company resources. In the event you do not feel comfortable approaching your manager with your question, discuss it locally with your Human Resources business partner or Human Resources representative.

•

You may report ethical violations in confidence and without fear of retaliation. If you find yourself in a situation that requires that your identity be kept confidential, your anonymity will be protected to the extent possible. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

2.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from your manager or other appropriate personnel.

If you have questions regarding compliance with laws, rules and regulations, including insider-trading laws, you may request more information from your manager or the legal department

3.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.

The mere existence of a relationship with outside firms is not automatically prohibited. However, if employees have any influence on transactions involving purchases, contracts, or leases, it is imperative that they disclose to an officer of the Company as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s legal department. The Company has adopted a specific policy on Conflicts of Interest that has been made available to every employee. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a manager or other appropriate personnel.

4.	Insider Trading

Employees, officer, directors, consultants or contractors and their family members who have access to material confidential information regarding the Company or any actual or prospective customer or partner are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information regarding the Company or any other company for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal. To assist with compliance of insider trading laws, the Company has adopted a specific policy that has been distributed to every employee. If you have any questions, please consult the Company’s legal department.

5.	Openwave Opportunities May Not Be Used For Personal Gain

Employees, officers and directors are prohibited from participating personally in opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors, even if Openwave declines the opportunity. No employee or member of the board of directors may use corporate property, information, or position for improper personal gain, and no employee or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7.	Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be given or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss any gifts or proposed gifts that you believe may not be appropriate with your manager or the Company’s legal department.

8.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and have adopted a specific policy to assist in that goal. We will not tolerate any unlawful discrimination or harassment based on sex, age, race, religion, color, national origin or ancestry, disability, marital status or any other legally protected characteristic. Examples of improper conduct include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. The Company has adopted a specific policy prohibiting unlawful harassment and discrimination that has been made available to every employee.

9.	Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

10.	Record-Keeping

Accurate and Complete Records.

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your manager or the Company’s Controller or Chief Accounting Officer.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Record Retention.

You should strive to retain or destroy records (emails, memorandum, letters, etc.) in accordance with the Company’s record retention policies. In the event of litigation or governmental investigation, do not destroy records, and consult the Company’s legal department. The Company has adopted a specific Records Retention Policy that has been made available to every employee.

Business Communications.

Business records and communications may become public. We should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.

11.	Confidentiality

Every employee and consultant should have executed a confidentiality agreement when he or she began his or her employment with the Company. In addition, the Company has adopted a specific Non-Disclosure of Confidential Information Policy that has been made available to every employee. Employees should strive to maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company’s legal department. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

12.	Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes protection of the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

13.	Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations describing business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Upon your request, the Company’s legal department can provide guidance to you in this area.

14.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly publicly disclosed as required by law or stock exchange regulation.

15.	Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to their manager or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

Employees must read the Company’s Employee Complaint Procedures for Accounting and Auditing Matters, which describes the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

Addendum E

DEFINITIONS OF INVOLUNTARY TERMINATION AND CAUSE

For purposes of this Agreement, “Involuntary Termination” means the Company’s termination of the Employee’s employment, which termination is not effected for Cause, or any actual or purported termination effected by the Company for Cause when no Cause exists. “Involuntary Termination” also means the Employee’s resignation from the Company within 3 months after the occurrence of any of the following events: (i) without the Employee’s express written consent, the significant reduction of the Employee’s duties, authority, responsibilities, job title, or reporting relationships relative to the Employee’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) without the Employee’s express written consent, a reduction by the Company of ten percent (10%) or more in the base salary of the Employee as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other executives of the Company); (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other executives of the Company); (v) the relocation of the Employee to a facility or a location more than twenty five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) the failure of the Company to obtain the assumption of this Agreement by any successors to the Company; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee. Provided, however, that in each case, the Employee’s resignation shall not be an Involuntary Termination under this provision unless (X) the Employee provides the Company’s General Counsel with written notice of the applicable event or circumstance within 30 days after the Employee first has knowledge of it, which notice specifically identifies the event or circumstance that the Employee believes constitutes grounds for an Involuntary Termination, and (Y) the Company fails to correct the event or circumstance so identified within 30 days after receipt of such notice

For purposes of this Agreement, a termination “for Cause” occurs if the Employee is terminated for any of the following reasons: (i) theft, dishonesty, misconduct, or falsification of any employment or Employer records; (ii) improper disclosure of the Employer’s confidential or proprietary information: (iii) any action by the Employee which as a material detrimental effect on the Employer’s reputation or business as reasonably determined by the Company; (iv) the Employee’s failure or inability to perform any reasonably assigned duties; (v) the Employee’s violation of any Company policy; (vi) the Employee’s conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties under this Agreement; or (vii) the Employee’s breach of any agreement with the Employer, including this Agreement.

OPENWAVE SYSTEMS INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Bruce Posey (the “Employee”) and Openwave Systems Inc., a Delaware corporation (the “Company”), effective as of January 30, 2009 (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. The Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment following a Change of Control that provide the Employee with enhanced financial security and incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. The Board has approved this Agreement and wishes to replace any existing individual agreements or arrangements with the Employee entered into prior to the Effective Date and that relate to severance payments or vesting acceleration with respect to options, restricted stock or other compensatory stock-based awards upon a change of control of the ownership of the Company, with this Agreement which is now the Company’s standard form of agreement with its officers with respect to this subject matter.

E. The benefits which are provided by virtue of this Agreement are in consideration of the Employee’s future execution of an agreement to certain terms, including a release of all claims against the Company and related parties that releases the Company and such parties from any claims whatsoever arising from or related to the Employee’s employment relationship with the Company substantially in the form attached hereto Exhibit A of this Agreement (the “Separation and Mutual Release Agreement).

F. Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. TERM OF AGREEMENT. This Agreement became effective on the Effective Date and shall terminate only upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. Except as otherwise expressly provided in Section 3(a) below, this Agreement supersedes and replaces any individual agreements or arrangements, or any relevant portions thereof, between the Company or any of its subsidiaries and the Employee entered into prior to the Effective Date that relate to (1) any severance payments or benefits, (2) any other payments or benefits, or (3) any vesting acceleration, lapse of restrictions or other amendment with respect to options or restricted stock of the Company, in each case related to a change of control of the ownership of the Company (however defined in any such agreements or arrangements). Any such individual agreements or arrangements, or any relevant portions thereof addressing this subject matter (whether in the form of offer letters, employment agreements, change of control agreements, severance agreements, transition agreements, severance policies or plans, or otherwise) are hereby terminated and shall no longer have any force or effect.

2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that this Agreement does not change the “at-will” status of Employee’s employment with the Company, as defined under applicable law. If the Employee’s employment terminates for any reason not in connection with a Change of Control, the Employee shall not be entitled to any benefits, damages, awards or compensation under Section 3 of this Agreement but may be entitled to payments or benefits in accordance with the Company’s other established employee plans and practices or pursuant to other agreements with the Company.

3. SEVERANCE AND OTHER BENEFITS.

(a) Termination in Connection with a Change of Control. If the Employee’s employment terminates as a result of Involuntary Termination at any time during the period commencing two (2) months prior to a Change of Control and ending eighteen (18) months following a Change of Control, then immediately after the later of (i) five (5) business days after the Employee’s last date of employment with the Company and (ii) seven (7) calendar days after the execution and delivery of the Mutual Separation and Release Agreement, 100% of the unvested portion of any stock option, restricted stock or any other compensatory stock award granted to the Employee by the Company and then held by the Employee (except for any stock option, restricted stock or other compensatory stock award which by the express terms of the grant or by express designation by the Board are expressly excluded from the effect of this Agreement) shall automatically be accelerated in full so as to become immediately and completely vested and no longer subject to any contractual restrictions.

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In addition to such vesting acceleration, on the date that such acceleration occurs, the Employee shall receive the following payments and benefits; provided, however, that it is the intention of the parties that the payments described in Section 3(a)(i) shall be made not later than March 15 of the calendar year after the Involuntary Termination occurs, and, if not made by such date, because of the Employee’s failure to deliver an effective release of claims to the Company on or before March 8, the Employee shall be subject to the six-month delay described in Section 8(f) if applicable:

(i) A lump sum cash payment equal to the Employee’s then current annual base salary and target annual bonus multiplied by the factor specified below (without taking into account any reduction in base salary which could trigger an Involuntary Termination), less applicable withholding taxes or other withholding obligations of the Company. The factor to be applied to the lump sum payment above shall be two (2) if the Employee is the Chief Executive Officer, one and one-half (1.5) if the Employee is the General Counsel or a member of E-Staff, and one (1) in all other cases; in each case measured as of the date of the event constituting or giving rise to the occurrence of an Involuntary Termination. For example, if the Employee is a member of E-Staff, then the lump sum cash payment shall be equal to one and one-half times the amount equal to the Employee’s annual base salary plus target annual bonus.

(ii) At the Company’s expense, the Company will continue to provide Employee, and eligible dependents or other qualified beneficiaries of Employee, with medical, dental and vision insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) eighteen (18) months if the Employee is the Chief Executive Officer, the General Counsel or a member of E-Staff, and twelve (12) months in all other cases, provided that the Employee completes and timely files all necessary COBRA election documentation which will be sent to Employee after the last day of employment. After the periods specified in this Section 3(a)(ii), if Employee wishes to continue such COBRA coverage, Employee will be required to pay all requisite premiums for such continued coverage.

(b) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (which is not an Involuntary Termination) or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the terms of the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(c) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive any benefits under this Agreement, but may be entitled to benefits and other rights (if any) as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

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(d) Termination Not in Connection With a Change of Control. In the event the Employee’s employment terminates not in connection with a Change of Control, for any reason or no reason, whether on account of Disability, death, or otherwise, either prior to the period commencing two (2) months before the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then the Employee shall not be entitled to receive severance and any other benefits under this Agreement, but only as may then be established under the Company’s other then-existing severance and benefits plans and programs or pursuant to other agreements with the Company.

(e) Mitigation. The Employee shall not be required to mitigate damages or the amount of any payment or benefit provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of the termination of employment, or otherwise.

4. ATTORNEY FEES, COSTS AND EXPENSES. The Company shall promptly reimburse the Employee, on a monthly basis, for one-half ( 1/ 2) of the reasonable attorney fees, costs and expenses (collectively “Fees”) incurred by the Employee in connection with any action brought by the Employee to enforce his or her rights hereunder. In the event the Employee is the prevailing party, the Company shall reimburse the Employee for any Fees incurred by the Employee not previously reimbursed by the Company. However, if the Employee is not the prevailing party, the Employee shall immediately repay to the Company all previously paid reimbursements. The prevailing party shall be determined based upon the applicable court’s or arbitrator’s determination of which party prevailed on the major contested issues, with reference to the amount awarded or agreed to and without regard to whether or not the action resulted in a final judgment or was settled.

5. TAX MATTERS. In the event that any severance and other payments and benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then the Employee’s benefits under Section 3 shall still be delivered in full). Notwithstanding the foregoing, any payment pursuant to this Section 5 shall not be subject to the six-month delay described in Section 8(f), and, in no case shall such payment be made later than the end of the calendar year after the year in which the Employee remits federal or state taxes.

6. DEFINITION OF TERMS. The following terms used in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company; (ii) repeated

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unexplained or unjustified absences from the Company; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of the Company as reasonably determined by the Board of Directors of the Company; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated lawful written policy of the Company; (v) commission of any act of fraud with respect to the Company; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as reasonably determined by the Board of Directors of the Company.

(b) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that will continue the business of the Company in the future;

(ii) A merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of “shareholders of the Company immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least fifty percent (50%) of the voting securities of the Company by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); provided, that “person or group of related persons” shall not include the Company, a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company (including any trustee of such plan acting as trustee).

(c) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness or injury, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Employee or the Employee’s legal representative and acceptable to the Company or its insurers (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’

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written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d) E-Staff. “E-Staff” shall mean the senior executives of the Company who report directly to the Chief Executive Officer.

(e) Involuntary Termination. “Involuntary Termination” shall mean the Company’s termination of Employee’s employment or the Employee’s resignation from the Company, as applicable, in either case upon or within 3 months after the occurrence of any of the following events: (i) without the Employee’s express written consent, the material reduction of the Employee’s duties, authority, responsibilities, job title or reporting relationships relative to the Employee’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Employee of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the Employee immediately prior to such reduction; (iii) a material reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any termination of the Employee by the Company which is not effected for Disability or for Cause, or any actual or purported termination effected by the Company for Disability or for Cause for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the Employee. For purposes of clause (i) of the immediately preceding sentence, the Employee’s responsibilities shall be deemed to be materially reduced if the Employee is no longer an executive officer (in the case of current executive officers) or on the executive officer management staff (in the case of current E-Staff) of such ultimate parent entity. Notwithstanding the foregoing, an Involuntary Termination only shall be deemed to have occurred upon the Employee’s resignation from the Company if (i) the Employee provides notice to the Company within ninety (90) days after the initial occurrence of the event forming the basis for the resignation and (ii) the Company fails to substantially cure the event within thirty (30) days after receiving notice.

7. SUCCESSORS.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or

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otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law or otherwise.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. MISCELLANEOUS.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the internal laws of the State of California. Both Employee and the Company hereby agree to the jurisdiction and venue of the courts of the State of California and Federal Courts of the United States of America located within the County of Santa Clara for all actions relating to this Agreement. Employee further agrees that service upon Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee’s address as last appearing on the records of the Company or by personal service on Employee.

(c) Counterparts; Facsimile. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The executed copy of this Agreement may be delivered by facsimile or in original form.

(d) Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(e) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

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(f) Construction; Six-Month Delay for Specified Employees. It is the intent of the parties hereto that this Agreement be in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder. If any amounts to be paid under Section 3(a)(i) hereof are not paid on or before March 15 of the year after the Involuntary Termination occurs, then, payments to “specified employees” of the Company (as that term is defined in Treasury Regulation Section 1.409A-1(i)) shall be delayed for six months in accordance with Treasury Regulation Section 1.409A-3(i)(2), but only to the extent that such payments exceed two times the limit applicable to the Employee’s compensation under Internal Revenue Code Section 401(a)(17).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	OPENWAVE SYSTEMS INC.

/s/ Ken Denman
	Name:	Ken Denman
	Title:	President and CEO

EMPLOYEE	Signature:	/s/ Bruce K. Posey	1/23/09

Name: Bruce Posey

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EXHIBIT A

DO NOT SIGN BELOW UNLESS AND UNTIL OPENWAVE SYSTEMS INC. HAS ADVISED YOU THAT YOU ARE ELIGIBLE FOR A SEVERANCE PAYMENT PURSUANT TO THE TERMS OF YOUR CHANGE OF CONTROL SEVERANCE AGREEMENT.

RELEASE OF CLAIMS

1. In exchange for the severance payment and other benefits described in Section 3 of my Change of Control Severance Agreement with Openwave Systems Inc. (the “Company”), I and my successors and assigns release the Company and its successors and assigns, and each of their respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns, from any and all claims, actions and causes of action, whether now known or unknown, that I have, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Release of Claims, including, but not limited to, any claims of wrongful termination, breach of express or implied contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, retaliation or national origin, race, age, sex, disability, sexual orientation or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This Release of Claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights, to any claims under the terms of the Indemnity Agreement entered into by me and the Company, if any, and it will not apply to any claims that arise after the date on which I sign this Release of Claims.

2. I acknowledge that I have read section 1542 of the Civil Code of the State of California which, in its entirety, states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby waive any rights that I have under section 1542 of the Civil Code of the State of California (or any similar provision of the laws of any other jurisdiction) to the fullest extent that I may lawfully waive such rights pertaining to this Release of Claims, and I affirm that it is my intention to release all known and unknown claims that I have against the parties released in Paragraph 1 above.

3. I acknowledge that I have been paid all earned wages and accrued, unused vacation/paid time off that I earned during my employment with the Company.

4. I agree that I will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that its officers and directors will not, at any time in the future, make any critical or disparaging statements about me to any third party, unless such statements are made truthfully in response to a subpoena or other legal process.

5. I acknowledge that I have returned to the Company all Company property and documents (whether in paper or electronic form, and all copies thereof) and any Company proprietary or confidential information (and all reproductions thereof, in whole or in part) that were in my possession, custody, or control. I acknowledge and agree that following the termination of my employment with the Company, I continue to be bound by, and will comply with, the terms of the Confidential Information and Invention Assignment Agreement between me and the Company of                      , 20    .

6. This Release of Claims constitutes the entire agreement between the Company and me with regard to the subject matter hereof. Both parties acknowledge that they have carefully read and fully understand this Release of Claims and I have not relied on any statement, written or oral, which is not set forth in this document. Both parties understand and agree that this Release of Claims cannot be modified or amended except by a document signed by me and an authorized officer of the Company.

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE OF CLAIMS. I ALSO UNDERSTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER AND SIGN THIS RELEASE OF CLAIMS, THAT I MAY REVOKE THIS RELEASE OF CLAIMS AT ANY TIME DURING THE SEVEN DAY PERIOD AFTER I SIGN IT BY WRITTEN NOTICE OF REVOCATION TO THE GENERAL COUNSEL OF THE COMPANY, AND THAT THIS RELEASE OF CLAIMS WILL NOT BECOME EFFECTIVE UNLESS I DO NOT REVOKE IT DURING THAT SEVEN DAY PERIOD. I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS RELEASE OF CLAIMS, AND I AM SIGNING THIS RELEASE OF CLAIMS KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PAYMENT AND BENEFITS DESCRIBED ABOVE, WHICH PAYMENT AND BENEFITS I AM NOT ENTITLED TO RECEIVE EXCEPT AS A RESULT OF SIGNING THIS RELEASE OF CLAIMS.

Dated: , 20	Signature:
Employee

OPENWAVE SYSTEMS INC.

Dated: , 20	By:
Its: